EXHIBIT 99


FOR IMMEDIATE RELEASE

             HUBCO COMPLETES ACQUISITION OF HOMETOWN BANCORPORATION

Mahwah, New Jersey, September 3, 1996 -- HUBCO, Inc. (NASDAQ:HUBC), the 3rd largest New Jersey-based commercial banking company, announced that it has completed its acquisition of Hometown Bancorporation, the parent company of Bank of Darien, a Connecticut state chartered institution.

In accordance with the terms of the Agreement and Plan of Merger, Hometown shareholders will receive $17.75 per share in cash.

HUBCO, Inc. owns Hudson United Bank with $1.7 billion in assets and 59 branches in Northern New Jersey, and Lafayette American Bank which now has over $930 million in assets and twenty one offices in Southwestern Connecticut.

HUBCO's Chairman and Chief Executive Officer Kenneth T. Neilson commented, "This acquisition represents a further expansion of HUBCO's Connecticut franchise in Fairfield County and is expected to be accretive to earnings per share."

HUBCO has completed fifteen acquisitions in the past five years. As a result of the Hometown Acquisition and two additional pending acquisitions, HUBCO's Connecticut banking subsidiary will have assets of approximately $1.35 billion, primarily in Fairfield and New Haven Counties, and will consist of 32 banking offices.

The subsidiaries of HUBCO, Inc. offer a full array of innovative products and services for the retail commercial market including imaged checking accounts, 24-hour telephone banking, loans by phone, alternative investments products, trust services and a full line of deposit and loan products.